NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:
Rick Lutz, LC Group
(404) 261-1196
or LCGroup@mindspring.com

IMPART MEDIA GROUP APPOINTS NEW PRESIDENT AND ANNOUNCES ENHANCED ORGANIZATIONAL SUPPORT STRUCTURE

Company Restructures Organization for Start of 2008 Fiscal Year

Seattle, WA – October 26, 2007—Impart Media Group, Inc. (OTCBB: IMMG), a global provider of end-to-end information networks, transactional kiosks, digital signage services, and direct-to-consumer advertising, announced the appointment of Laird Laabs, formerly President, Impart Asia-Pacific, as its President. The Company also announced the appointment of Joseph Martinez to Vice Chairman of the Board of Directors. Mr. Martinez will continue in his duties as Chief Executive Officer.

According to Mr. Martinez, “We are excited to announce that Laird has accepted the position of President. As co-founder, he has served in this capacity before and thoroughly understands our business, industry, and customers. His significant experience and abilities will serve us greatly as we focus on reaching profitability and positive cash flow in addition to cultivating our growth opportunities in the near future.”

Another appointment is the promotion of Robert Grawet, formerly Global Director, Digital Media, to the newly-created position of Managing Director. Mr. Grawet will report to Mr. Laabs and will be responsible for the Company’s sales, creative services, and product development.

According to Mr. Martinez“We are pleased to announce Bob as Managing Director, a position that is crucial to Impart at this juncture. Not only is Bob well known and respected in the digital signage and out–of-home (OOH) media industries, he has significant experience in management and the delivery of sales and operational results. Since joining Impart in 2006, Bob took advantage of his twenty plus years of industry knowledge and developed products in-house that we believe will have a significant impact on our growth and future direction. In addition he has been instrumental in the marketing and sales development effort that is creating the new Impart.”

In another change, the Company announced the increased responsibility for its Chief Financial Officer, Stephen Wilson.  In addition to his oversight of the finance operations at Impart, Mr. Wilson will assume responsibility for all corporate administration and local operations at our Seattle headquarters. “Since joining Impart,” Martinez added, “Steve has demonstrated not only a high level of competence and hard work in his duties as CFO, but has also taken on a leadership position in other aspects of our business.”

Mr. Martinez continued, “In addition to these changes, we reviewed our overall operational objectives, reduced headcount, and restructured our company to shorten the time necessary to achieve a cash flow positive position. As a result, we have streamlined the company and removed all “Chief” titles with the exception of Chief Executive Officer and Chief Financial Officer. We feel that this change will create a collaborative team approach, a lean cost structure, and the precise execution of our business plan.”

NEWS RELEASE

Laird Laabs:

Now serving as President, Mr. Laabs has served as a member of our board of directors since June 2005, when we acquired Impart, Inc. in a reverse acquisition. Mr. Laabs previously served as our President, Impart Asia-Pacific from May 2007. Mr. Laabs also served as our President from June 2005 until June 2006. Mr. Laabs was a co-founder of Impart, Inc., our predecessor, where he served as one of its directors and as an executive officer since its incorporation in 1984.

Robert Grawet:

Mr. Grawet previously served as Global Director, Digital Media for Impart. Prior to joining the Company, Mr. Grawet was responsible for OEM and Strategic Partnership programs for SMART Technologies in 2000 and 2001. In addition Bob was integral to SMART’s efforts in the digital signage/OOH industry. He was responsible for sales of OOH worldwide. As part of this assignment, he managed distributors and dealers around the world.  Mr. Grawet has also been the president of Visual Structures, Inc., a manufacturer of high end video wall systems such as at that installed at the Tokyo Stock Exchange. In addition Mr. Grawet was also President and COO of World of Computers, Inc. a publicly traded computer retail franchisor based in Denver, Co.

Stephen Wilson:

Mr. Wilson is both a Certified Public Accountant and Certified Management Accountant with over 25 years of combined experience in public and corporate finance and accounting. He has served as Chief Financial Officer at Impart Media Group since May 2007. Prior to that, Mr. Wilson served as Impart’s Vice-President Finance and Corporate Controller since July of 2006. Mr. Wilson has been a Financial Controller within multiple industries and has also served as a CFO and business consultant to multiple client organizations.

About Impart Media Group, Inc.
Impart Media Group, Inc., (OTCBB: IMMG), founded in 1983 and headquartered in Seattle, Washington U.S.A. is a provider of end-to-end information networks, transactional kiosks, digital signage solutions, and direct-to-consumer advertising. In out-of-home (OOH), business-to-consumer media sector, the Company provides digital signage and interactive kiosk solutions comprised of flat panel monitors, media players/servers, audio/video/data accessory components, enclosures/mounts/fixtures, web services, and software. To augment their equipment offerings, the Company also provides consulting, custom development, IP connectivity, creative production, installation, onsite maintenance, web-data hosting, network monitoring and content management services throughout the United States. The Company’s digital media solutions enable the delivery of video, stills, text, web, and animation content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center or secure web portals.

Impart Media Group, Inc., through its advertising division also provides offline and online, direct response or direct-to-consumer advertising.

For more information, please visit http://www.impartmedia.com/ or call (800) 544-3343.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.  This news release may contain forward-looking statements relating to the success of any of the Company’s strategic initiatives, the Company’s growth and profitability prospects, the benefits of the Company’s products to be realized by customers, the Company’s position in the market and future opportunities therein, the deployment of Impart products by customers, and future performance of Impart Media Group.  Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances.  Forward-looking statements in this release are not promises or guarantees and are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include, among others, risks involved in the completion and integration of acquisitions, the possibility of technical, logistical or planning issues in connection with deployments, the continuous commitment of the Company’s customers and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC).  You should not place undue reliance upon any such forward-looking statements, which are based on management’s beliefs and opinions at the time the statements are made, and the Company does not undertake any obligations to update forward-looking statements should circumstances or management’s beliefs or opinions change

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